Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vivani Medical, Inc. (formerly known as Second Sight Medical Products, Inc.) of our report dated March 16, 2021 (which report includes an explanatory paragraph related to Vivani Medical, Inc.’s (formerly known as Second Sight Medical Products, Inc.) ability to continue as a going concern), relating to the consolidated financial statements which appear in the Annual Report on Form 10-K of Vivani Medical, Inc. (formerly known as Second Sight Medical Products, Inc.)for the year ended December 31, 2020.

/s/ Gumbiner Savett Inc.

Santa Monica, California

September 2, 2022